SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to section 240.14a-12

Brooks Automation, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
BROOKS AUTOMATION, INC.
TO BE HELD ON FEBRUARY 11, 2009
          The 2009 Annual Meeting of Stockholders of Brooks Automation, Inc. (“Brooks” or the “Company”) will be held on February 11, 2009 at 10:00 a.m., local time, at the Taj Boston Hotel, 15 Arlington Street, Boston, Massachusetts for the following purposes:
1.	To elect nine directors to serve for the ensuing year and until their successors are duly elected.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2009 fiscal year.

3.	To transact any other matters which may properly come before the Annual Meeting or any adjourned session thereof.
          The Board of Directors has fixed December 15, 2008 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.
          All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting and to authorize your proxy, however, we urge you to complete, date, sign and return the enclosed Proxy Card (a postage-prepaid envelope is enclosed for that purpose).
          Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.

By Order of the Board of Directors

Thomas S. Grilk, Senior Vice President, General Counsel and Secretary
Chelmsford, Massachusetts
January 7, 2009
YOUR VOTE IS IMPORTANT
    WE URGE YOU TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY AUTHORIZING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

BROOKS AUTOMATION, INC.
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On February 11, 2009
          This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brooks Automation, Inc., a Delaware corporation (“we” or “us”), for use at the Annual Meeting of Stockholders to be held at the Taj Boston Hotel, 15 Arlington Street, Boston, Massachusetts on February 11, 2009, at 10:00a.m., local time, and at any adjournment or adjournments thereof (the “Annual Meeting”).
          We expect that this proxy statement and the accompanying proxy will first be mailed to stockholders on or about January 7, 2009. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 as filed with the Securities and Exchange Commission (“SEC”) is included as the Annual Report to Stockholders being mailed to our stockholders with this proxy statement. It is also available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.
GENERAL INFORMATION
Record Date, Voting Rights and Outstanding Shares
          Only stockholders of record at the close of business on December 15, 2008 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote 63,571,245 shares of our Common Stock, $.01 par value (the “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock held of record on that date and may vote such shares either in person or by proxy.
Solicitation
          The enclosed proxy relating to the Annual Meeting is solicited on behalf of our Board of Directors, and we will bear the cost of such solicitation. Our officers and regular employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of the securities held by them.
Voting Procedures
          The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections. A quorum, consisting of a majority of all stock issued, outstanding and entitled to vote at the Annual Meeting, will be required to be present in person or by proxy for the transaction of business at the Annual Meeting and any adjournment thereof. If a quorum is not present, a majority of the votes properly cast will adjourn the meeting.
          The nine nominees for director who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors. The affirmative vote of a majority of the votes properly cast is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the 2009 fiscal year.
          Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote for the election of directors or the proposal for the ratification of the selection of PricewaterhouseCoopers LLP. A broker non-vote is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Because brokers have discretionary authority to vote on all of the matters to be acted upon at the Annual Meeting, there will be no broker non-votes. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Annual Meeting, will not be counted towards a quorum, and will not be voted in the election of directors or for the ratification of the selection of PricewaterhouseCoopers LLP.
Voting of Proxies
          General.  The enclosed proxy, if executed and returned, will be voted as directed on the proxy.
          Proxies Without Voting Instructions.  Proxies that are properly signed and dated but which do not contain voting instructions will be voted for the election of the nominees as directors described in this proxy statement and for the ratification of the selection of PricewaterhouseCoopers LLP. If any other matters properly come before the Annual Meeting, proxies will be voted by the authorized proxies in accordance with their best judgment.
          Voting Shares Held Through Broker By Proxy.  If your shares of Common Stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. In the absence of such instructions, the broker will be able to vote your shares on matters with respect to which it has discretionary voting power, including with respect to the election of the nine nominees for director and the ratification of the selection of PricewaterhouseCoopers LLP.
          Voting Of Shares Held Through Broker In Person.  If your shares of Common Stock are held by your broker or other nominee in a name other than yours and you wish to vote those shares in person at the Annual Meeting, you must obtain from the broker or other nominee holding your shares a properly executed legal proxy, identifying you as a stockholder, authorizing you to act on behalf of the broker or other nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.
          Other Matters.  If you sign and return the enclosed proxy card, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Annual Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Annual Meeting, unless otherwise provided in our certificate of incorporation or bylaws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Our management does not presently know of any other matters to be brought before the Annual Meeting.
Revocation of Proxies
          Signing the enclosed proxy card will not prevent a record holder from voting in person at the Annual Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Annual Meeting in the following ways:
•	filing with our corporate secretary, before the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	authorizing a later dated proxy relating to the same shares and delivering it to us before the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.
          Record holders should send any written notice of revocation or subsequent proxy to our corporate secretary at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, or hand deliver the notice of revocation or subsequent proxy to the our corporate secretary before the vote at the Annual Meeting.
          Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 11, 2009.
          The proxy statement and annual report are available at http://materials.proxyvote.com/114340.

 Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth information as of November 30, 2008 with respect to the beneficial ownership of Common Stock by each nominee for director, the director emeritus and each executive officer named below in the Summary Compensation Table under “Compensation Tables for Named Executive Officers — Summary Compensation Table”, which we refer to as the “Named Executive Officers”, all current executive officers, the director nominees and the director emeritus as a group, and each person known by us to be the beneficial owner of 5% or more of the Common Stock. Except as indicated below, this information is based upon information received from, on behalf of or filed with the SEC by the named individuals.

	Shares of
	Common Stock
	Beneficially	Percentage of
Name	Owned(1)(2)	Class
Named Executive Officers:
Robert J. Lepofsky (3)	707,201	1.1%
Martin S. Headley	42,000	*
Steven A. Michaud (4)	93,597	*
Michael W. Pippins (5)	112,700	*
Thomas S. Grilk (6)	110,857	*
Timothy S. Mathews	10,000	*
Ralf K.Wuellner	10,250	*

Directors Nominees and Director Emeritus:
A. Clinton Allen (7)	28,750	*
Robert J. Lepofsky	707,201	*
Joseph R. Martin (8)	40,050	*
John K. McGillicuddy (9)	28,750	*
Krishna G. Palepu (10)	37,285	*
C.S. Park	7,500	*
Kirk P. Pond	20,000	*
Marvin G. Schorr (11)	153,548	*
Alfred Woollacott, III (12)	48,320	*
Mark S. Wrighton (13)	50,984	*

Five Percent Owners: Nierenberg Investment Management Company, Inc. (14) 19605 NE 8th St. Camas, WA 98607	6,346,806	9.9%

Dimensional Fund Advisors LP (15) 1299 Ocean Avenue, Santa Monica, CA 90401	5,998,626	9.4%

T.Rowe Price Associates Inc, 100 East Pratt Street (16) Baltimore, Maryland 21202	4,185,783	6.6%

Barclays Global Investors, NA (17) 45 Fremont Street San Francisco, CA 94105	4,110,168	6.5%

Barrow, Hanley Mewhinney & Strauss, Inc. (18) 2200 Ross Avenue, 31st Floor Dallas, TX 75201	3,997,000	6.3%

Iridian Asset Management, LLC. (19) 276 Post Rd West, Westport CT 06880-4704	3,808,641	6.0%

All directors nominees, director emeritus and executive officers as a group (16 persons) (20)	1,501,792	2.4%

*	Less than one percent.

(1)	To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. In addition, shares indicated as beneficially owned by officers and directors in some instances include restricted stock over which the officer or director has voting power but no investment power.

(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after November 30, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 2,170 shares held in our 401(k) retirement savings plan and 15,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008.

(4)	Includes 2,042 shares held in our 401(k) retirement savings plan and 33,100 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008.

(5)	Includes 65,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008.

(6)	Includes 62,500 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008.

(7)	Includes 8,750 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008.

(8)	Includes 18,750 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008.

(9)	Includes 8,750 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008.

(10)	Includes 15,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008.

(11)	Includes 17,220 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008.

(12)	Includes 26,100 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008.

(13)	Includes 17,220 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008.

(14)	Based on the most recent 13D/A filed by Nierenberg Investment Management Company, Inc. and certain affiliated entities on October 6, 2008, as of that date: the D3 Family Fund, L.P. had shared voting and dispositive power over 997,504 shares; the DIII Offshore Fund, L.P. had shared voting and dispositive power over 1,080,720 shares; the D3 Family Bulldog Fund, L.P. had shared voting and dispositive power over 3,920,907 shares; the D3 Family Canadian Fund, L.P. had shared voting and dispositive power over 367,675 shares; Nierenberg Investment Management Company, Inc. had shared voting and dispositive power over 6,346,806 shares; and Nierenberg Investment Management Offshore, Inc. had shared voting and dispositive power over 1,080,720 shares. Nierenberg Investment Management Company, Inc. is the general partner of the D3 Family Fund, L.P., the D3 Family Bulldog Fund, L.P. and the D3 Family Canadian Fund, L.P.. Nierenberg Investment Management Offshore, Inc. is the general partner of the DIII Offshore Fund, L.P. David Nierenberg is the president of Nierenberg Investment Management Company, Inc. and of Nierenberg Investment Management Offshore, Inc.

(15)	Based upon the most recent Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 6, 2008, as of December 31, 2007, Dimensional Fund Advisors LP has sole voting and dispositive power over 5,998,626 shares.

(16)	Based upon the most recent Schedule 13G/A filed by T.Rowe Price Associates, Inc. with the SEC on February 13, 2008, as of December 31, 2007 T.Rowe Price had sole voting and dispositive power over 4,185,783 shares.

(17)	Based upon the most recent Schedule 13G filed by Barclays Global Investors, NA with the SEC on February 5, 2008, as of December 31, 2007, Barclays Global Investors, NA has sole voting power over 1,570,880 shares and sole dispositive power over 1,886,091 shares; Barclays Global Fund Advisors has sole voting power over 1,564,562 shares and sole dispositive power over 2,151,472 shares; and Barclays Global Investors, LTD has sole dispositive power over 72,605 shares.

(18)	Based upon the most recent Schedule 13G filed by Barrow, Hanley Mewhinney & Strauss, Inc. with the SEC on February 13, 2008, as of December 31, 2007 Barrow, Hanley Mewhinney & Strauss, Inc. had sole voting and dispositive power over 3,997,000 shares.

(19)	Based upon the most recent Schedule 13G filed by Iridian Asset Management with the SEC on February 4, 2008, as of December 31, 2007 had sole voting and dispositive power over 3,808,641 shares.

(20)	Includes 287,390 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2008 and 4,212 shares held in our 401(k) retirement savings plan.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
          At the Annual Meeting, nine directors are to be elected to serve until the 2010 annual meeting of stockholders and until their respective successors have been duly elected and qualified. The Nominating and Governance Committee of the Board of Directors has nominated the persons listed below for election as directors.
Information on Nominees
          The membership of the Board of Directors stands at nine directors and one non-voting director emeritus. All nine nominees are currently directors of the Company. It is the intention of the persons named as proxies to vote for the election of the nominees. In the unanticipated event that any such nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. None of the nominees has been nominated pursuant to any arrangement or understanding with any person.
          Dr. Schorr serves as Director Emeritus. He is appointed to this position by the Board of Directors, and is not voted upon by the stockholders of the Company. However, disclosure with respect to Dr. Schorr is provided in the proxy statement as if he were subject to such election. Dr. Schorr became Director Emeritus in October 2005 in connection with the acquisition of Helix Technology Corporation (which we refer to as “Helix”) by us, and was so appointed pursuant to the merger agreement under which we acquired Helix in October 2005. The Board of Directors has elected to extend the position of Director Emeritus and Dr. Schorr’s service in such position until our 2010 annual meeting. As Director Emeritus, Dr. Schorr is entitled to attend and participate in all meetings of the Board of Directors but does not vote.
          The following table sets forth certain information as of December 15, 2008 with respect to the nine nominees and with respect to Dr. Schorr. When used below, positions held include positions held with our predecessors and subsidiaries.

Name	Age	Position	Director Since
A. Clinton Allen (2)(3)	64	Director	2003
Robert J. Lepofsky (4)	64	Director and Chief Executive Officer	2005
Joseph R. Martin (3)(4)	61	Chairman of the Board of Directors	2001
John K. McGillicuddy (1)(3)(4)	65	Director	2003

Name	Age	Position	Director Since
Krishna G. Palepu (3)(5)	54	Director	2005
C. S. Park (2)(5)	60	Director	2008
Kirk P. Pond (2)(5)	64	Director	2007
Alfred Woollacott, III (1)(5)	62	Director	2005
Mark S. Wrighton (1)(2)	59	Director	2005
Marvin G. Schorr	83	Director Emeritus	2005

(1)	Member of our Audit Committee.

(2)	Member of our Human Resources and Compensation Committee.

(3)	Member of our Nominating and Governance Committee.

(4)	Member of our Executive Committee.

(5)	Member of our Finance Committee.
          Mr. A. Clinton Allen has been a director since October 2003. In addition to serving as a director, Mr. Allen is Chairman and Chief Executive Officer of A.C. Allen & Company, an investment banking consulting firm. From 1989 to 2002, Mr. Allen served as Vice Chairman of the Board of Psychemedics Corporation, Inc., a biotechnology company with a proprietary drug testing product, and as Chairman of the Board of Psychemedics from 2002 to 2003. Mr. Allen is currently the non-executive chairman and a director of Collectors Universe, a provider of value added services to dealers and collectors. He also serves as a Lead Director of Steinway Musical Instruments Company, a manufacturer of musical instruments, and as a director of LKQ Corporation, a supplier of recycled OEM automotive parts. He is also a director of Avantair, Inc., a provider of fractional aircraft shares for business and personal use.
          Mr. Robert J. Lepofsky became our President and Chief Executive Officer on October 1, 2007. He became a director in October 2005 following the acquisition of Helix Technology Corporation, and was appointed to our Board pursuant to the Helix Merger Agreement. Mr. Lepofsky was President and Chief Executive Officer of Helix from January 1989 until December 2004, having previously served as Helix’s Senior Vice President and Chief Operating Officer from 1979 through 1988. He became Chairman of the Board of Helix on January 1, 2005. He joined Ensign-Bickford Industries, Inc., a privately held, broadly diversified company, in January 2005 as President and Chief Executive Officer and remained in that position until his retirement in November 2006. Mr. Lepofsky is also a director of Avantair, Inc., a provider of fractional aircraft shares for business and personal use. In the not-for-profit sector Mr. Lepofsky serves as a member and Vice Chairman of the Board of CareGroup Health System, a major Harvard-affiliated healthcare system in Boston.
          Mr. Joseph R. Martin has been a director of Brooks since June 2001 and Chairman of the Board since May 2006. Mr. Martin served as Executive Vice President and Chief Financial Officer, and later Sr. Executive Vice President, and then as member of Office of the Chairman of Fairchild Semiconductor International, Inc., a supplier of power semiconductors, from June 1996 to May of 2004. He served as the Vice Chairman of Fairchild’s Board of Directors from 2003 until his retirement in June 2005. Mr. Martin is a member of the board of directors of Soitec, Inc., a semiconductor wafer processing company, and of SynQor, Incorporated, a manufacturer of power converters. Mr. Martin also serves as Trustee of Embry-Riddle Aeronautical University.
          Mr. John K. McGillicuddy has been a director since October 2003. Mr. McGillicuddy was a partner with the international accounting firm of KPMG LLP, a public accounting firm, from 1975 until his retirement in June 2000. Mr. McGillicuddy is also a member of the board of directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products as well as member of the board of directors of Cabot Corporation, a chemical manufacturer.
          Professor Krishna G. Palepu has been a director in November 2005. Professor Palepu is the Ross Graham Walker Professor of Business Administration and Senior Associate Dean for International Development at the Harvard Business School. Prior to assuming his current administrative position, Professor Palepu held other positions at Harvard Business School, including Senior Associate Dean,

Director of Research, and Chair, Accounting and Control Unit. He is currently a member of the board of directors of Dr. Reddy’s Laboratories Limited, an Indian company listed on the New York Stock Exchange. Dr. Reddy’s Laboratories is a global, vertically integrated pharmaceutical company. Professor Palepu is also a director of BTM Corporation, a management solutions provider focused on converging business with technology.
          Dr. C.S. Park became a member of our Board in April 2008.  Prior to joining Brooks’ Board, from September 1996 through February 2000, he served as Chairman, President and CEO of Hyundai Electronics America in San Jose, California. Dr. Park served as President and CEO of Hynix Semiconductor Inc. from March 2000 to May 2002, and from June 2000 to May 2002 he also served as its Chairman.  Dr. Park also served as Chairman of Maxtor Corporation from May 1998 until it was acquired by Seagate Technology in 2006. He continues to serve on the Seagate’s board of directors.   In addition to his corporate experiences, Dr. Park has also served as a Management Consultant at Ernst & Young Consulting Inc. in Seoul, South Korea, as well as a Managing Director, Investment Partner, and Senior Advisor to H&Q Asia Pacific, a private equity firm based in Palo Alto, California.  In addition to his current position as a board member at Seagate Technology, Dr. Park also serves on the boards of Computer Sciences Corporation, Ballard Power Systems Inc. and Smart Modular Technologies, Inc.
          Mr. Kirk P. Pond became a director in November 2007. Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., from June 1996 until May 2005. He served as the Chairman of Fairchild’s Board of Directors from 1997 and until June 2006. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond had held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer. Mr. Pond served as a member of the Board of Directors of the Federal Reserve Bank of Boston from January 2004 until January 2007 and since 2005 has been a director of Wright Express Corporation. Mr. Pond has also served on the advisory board of the University of Arkansas Engineering School since 1987.
          Mr. Alfred Woollacott, III is a certified public accountant and was a partner with the accounting firm of KPMG LLP from 1979 until his retirement in September 2002. He became a director in October 2005 following our acquisition of Helix and was appointed to our Board pursuant to our merger agreement with Helix. He is currently a board member of William Hart Realty Trust and the Hart Haven Community Association. Mr. Woollacott also serves as a Director of Greencore U.S. Holdings, a wholly owned subsidiary of Greencore Group PLC, an Irish corporation listed on the Irish Stock Exchange which is an international manufacturer of convenience foods and ingredients.
          Dr. Mark S. Wrighton has been Chancellor of Washington University in St. Louis since July 1995. He became a director in October 2005 following our acquisition of Helix and was appointed to our Board pursuant to our merger agreement with Helix. Dr. Wrighton also serves as director of Cabot Corporation, a chemical manufacturer.
          Dr. Marvin G. Schorr served as Chairman of the Board of Helix from August 1996 to December 2004. Dr. Schorr became Brooks Director Emeritus in October 2005 pursuant to our merger agreement with Helix. Dr. Schorr is a director of Tech/Ops Sevcon, Inc., a manufacturer and seller of control products for battery operated vehicles.
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE FOR THE ELECTION OF THE NINE NAMED NOMINEES.

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
Board of Directors
          The Board of Directors has responsibility for establishing broad corporate policies and reviewing overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management and, in so doing, to serve our and our stockholders’ best interests. Management keeps the directors informed of our activities through regular written reports and presentations at Board and committee meetings. During 2007 the Nominating and Governance Committee of the Board conducted a review of our governance policies and practices, and upon the recommendation of that committee, the Board adopted the Governance Policy that is publicly available on our website at www.brooks.com. That policy calls for, among other things, the maintenance of Board leadership that is separate from the Company’s executive leadership, whether that comes in the form of an independent Chairman or an independent lead director. During 2007 the Board also allowed the Company’s shareholder rights plan, or poison pill, to expire. Each director is required to stand for election annually.
          The Board has assessed each of the nine nominees for director against the SEC and Nasdaq Stock Market standards for independence and determined that Messrs. Allen, Martin, McGillicuddy, Palepu, Park, Pond, Woollacott and Wrighton, being eight of the nine directors, meet both the general definition of an independent director and has further determined that all members of the audit committee (among others) meet the stricter definition required for members of an audit committee.
          The Board of Directors held seven meetings during the fiscal year ended September 30, 2008. The Board of Directors took action on three occasions by unanimous written consent in lieu of a special meeting during the fiscal year ended September 30, 2008. Each current director attended at least 75% of the meetings of the Board of Directors and of committees of which he was a member held while he was a director during the last fiscal year. In connection with each of the Board’s four regularly scheduled meetings, all independent members of the Board met in executive sessions without the Chief Executive Officer being present.
          The Board of Directors encourages stockholders to communicate with our senior management and directly with members of the Board of Directors on matters of concern related our business and affairs. Stockholders who wish to communicate with members of the Board of Directors may do so by the following means:
•	By telephone: (978) 262-4400
•	By electronic mail: Directors@Brooks.com
•	By first class mail, overnight mail or courier:
Brooks Board of Directors
15 Elizabeth Drive
Chelmsford, MA 01824
          As a matter of policy we encourage the directors to attend meetings of stockholders. All of the nominees for election as director were directors at the time of, and attended, the last stockholder meeting in February 2008, with the exception of Dr. Park, who joined the Board on March 20, 2008.
          Members of the Board are required to attend formal continuing education programs for directors at least every three years and encouraged to do so more often. Within the past two years all members of the Board have attended formal director education programs approved by Institutional Shareholder Services (“ISS”).
Chairman of the Board
          On May 17, 2006 the Board of Directors elected Joseph R. Martin to serve as Chairman of the Board. Under our By-Laws and Governance Policy, the Chairman sets the agenda for meetings of the Board of Directors and performs such other duties as the Board may assign.

Committees of the Board
          The Board currently has the following standing committees: an Audit Committee, an Executive Committee, a Finance Committee, a Human Resources and Compensation Committee, and a Nominating and Governance Committee.
          Audit Committee.  Under the provisions of the Audit Committee charter, the Audit Committee is responsible for the qualifications, independence, appointment, retention, compensation and evaluation of our registered public accounting firm and for assisting the Board of Directors in monitoring our financial reporting process, accounting functions and internal controls. It also is responsible for administering our Standards of Conduct and the oversight of “whistle-blowing” procedures, and certain other compliance matters.
          A copy of the charter of the Audit Committee is publicly available on our website at www.brooks.com. The Charter of the Committee was most recently revised on November 9, 2008. The changes were intended to conform to updated regulatory requirements and reflect current Committee practice. These modifications were made in conjunction with the Committee’s annual review of the Charter. Under its charter, the Audit Committee must consist of not less than three directors, each of whom meets the stricter definition of independence for members of the Audit Committee under the rules of the Nasdaq Stock Market. The Audit Committee currently is composed of Messrs. McGillicuddy (Chair), Wrighton and Woollacott. The Board of Directors has reviewed the qualifications of each member of the committee and has determined that each of them meets that stricter definition of independence and that Messrs. McGillicuddy and Woollacott qualify as an “audit committee financial expert” as defined by SEC rules.
          The Audit Committee met on six occasions during the fiscal year ended September 30, 2008 and each person then a member of the Committee attended each meeting. It took no action by written consent.
          Executive Committee. The purpose of the Executive Committee is to permit action on behalf of the Board of Directors between meetings, particularly in those circumstances on which a timely response is required and full Board participation is not reasonably feasible. The Executive Committee may exercise the full powers of the Board when, in their reasoned judgment, the best interest of the Company requires prompt action incompatible with full Board participation, excepting those matters legally requiring the approval of the full Board. When possible, and usually, the Executive Committee expects to seek prior full Board approval of limits within which it will exercise its discretion. The charter of the Executive Committee is publicly available on our website at www.brooks.com. The Executive Committee is currently comprised of Messrs. Martin (Chair), McGillicuddy, and Lepofsky. The Executive Committee did not meet in fiscal year 2008.
          Finance Committee. The purpose of the Finance Committee is to assess and provide recommendations to the Board of Directors on the Company’s capital structure, including financial strategies, policies, practices and transactions. Among other things the Finance Committee recommends how to employ the Company’s cash resources in the best interests of stockholders and assist the management and the Board in the consideration and review of possible strategic transactions. Its purposes do not include the evaluation of financial performance and controls delegated under the Charter of the Audit Committee, nor does it preclude direct action by the Board on any issue if it so chooses. The charter of the Finance Committee is publicly available on our website at www.brooks.com. Members of the Finance Committee and its Chairperson are chosen by the Board and serve at the Board’s pleasure with no term limit. The Finance Committee is currently comprised of Messrs. Palepu (Chair), Woollacott, Pond and Park. The Finance Committee met two times in fiscal year 2008 and each person then a member of the Committee attended each meeting.
          Human Resources and Compensation Committee.  The Human Resources and Compensation Committee has overall responsibility for our executive compensation philosophy, evaluates and approves executive compensation, assists the Board in the discharge of its responsibilities with respect to executive compensation and develops the leadership capabilities of our executives. It also has been delegated the authority to supervise the administration of our stock plans, and it is required to review and approve the incorporation of our compensation discussion and analysis report in this proxy statement in accordance with SEC rules. The Human Resources and Compensation Committee also approves all grants to employees under our stock plans and recommends the ratification of those grants by the full Board of Directors. Actual grants under those plans must be approved by the full Board as well as the Committee as set forth in the Governance Policy. The Human Resources and Compensation Committee is authorized to retain independent advisors to assist it in fulfilling its responsibilities.
          Under its charter and the requirements of the Nasdaq Stock Market, the Human Resources and Compensation Committee must consist of at least three directors, each of whom satisfies certain requirements of the securities and other laws and satisfies the independence requirements of the Nasdaq Stock Market. The Charter of the Committee was most recently revised in August 2007. The revised charter is publicly available on our website at www.brooks.com. The Human Resources and Compensation Committee is currently comprised of Messrs. Wrighton (Chair), Allen, Park and Pond, each of whom meet the definition of an independent director and the other requirements for membership.
          The Human Resource and Compensation Committee met on six occasions during the fiscal year ended September 30, 2008 and each member attended all meetings with the exception of Dr. Park, who joined the Committee on November 9, 2008.
          Human Resources and Compensation Committee Interlocks and Insider Participation.  None of the members of the Human Resources and Compensation Committee is or was formerly an officer or employee of the Company, and no executive officer serves on the board of directors of any company at which any of the Human Resources and Compensation Committee members is employed.
          Nominating and Governance Committee.  The purpose of the Nominating and Governance Committee is to (i) identify, review and evaluate candidates to serve as directors; (ii) serve as a focal point for communication between such candidates, the Board of Directors and our management; (iii) make recommendations to the full Board of candidates for all directorships to be filled by the stockholders or the Board; (iv) evaluate and make recommendations to the Board of a set of corporate governance and ethics principles; (v) periodically review and evaluate our governance and ethics policies and guidelines; (vi) evaluate and make recommendations to the Board concerning the structure, responsibilities and operation of the committees of the Board; vii) make recommendations to the Board concerning Board meeting policies; and (viii) make recommendations to the Board concerning the compensation of members of the Board and any committees of the Board.
          Under its charter, as supplemented by the rules of the Nasdaq Stock Market, the Nominating and Governance Committee must consist of not less than three members, each of whom satisfies the independence requirements of the Nasdaq Stock Market. A copy of the charter of the Nominating and Governance Committee is publicly available on our website at www.brooks.com. The Nominating and Governance Committee is currently comprised of Messrs. Palepu (Chair), Allen, McGillicuddy and Martin, each of whom meets the definition of an independent director.
          The Nominating and Corporate Governance Committee is responsible for identifying candidates to serve as directors, whether such directorships are filled by the Board or by stockholders. The Committee may consider nominees recommended by stockholders and other sources, such as directors, third party search firms or other appropriate sources. In evaluating candidates it will consider the criteria and qualifications set forth in the Committee’s charter, which include personal integrity, sound business judgment, business and professional skills and experience, independence (as defined under SEC and Nasdaq rules), diversity, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates from any other source. If stockholders wish to recommend a candidate for director for election at the 2010 annual meeting of stockholders, they must follow the procedures described in “Other Matters — Stockholder Proposals and Recommendations For Director.”
          The Nominating and Governance Committee met four times during the fiscal year ended September 30, 2008 and each member attended each meeting.

COMPENSATION OF DIRECTORS
Director Compensation Table
Fiscal Year 2008

	Fees Earned or
	Paid in Cash	Stock Awards		Option Awards		Total
Name	($)	($)(1)		($)(2)		($)
Joseph R. Martin	$140,000 (3)	$130,622	(5)	$46,286	(5)	$316,908
A. Clinton Allen	$127,000 (3)	$101,839	(6)	$92,148	(6)	$320,987
Edward C. Grady	$14,000	$—		$115,533	(7)	$129,533
John K. McGillicuddy	$87,500	$102,281	(8)	$92,150	(8)	$281,931
Krishna G. Palepu	$101,000	$101,839	(9)	$34,381	(9)	$237,220
Alfred Woollacott, III	$80,000	$101,839	(10)	$44,511	(10)	$226,350
Mark S. Wrighton	$83,000	$101,896	(11)	$33,946	(11)	$218,842
C. S. Park	$37,000	$78,675	(12)	$—		$115,675
Kirk P. Pond	$69,500	$177,525	(13)	$—		$247,025
Marvin G. Schorr (4)	$57,500	$101,963	(14)	$33,946	(14)	$193,409
          Robert Lepofsky is not included in the table because as he is an employee of the Company, received no compensation for his services as a director and is included in the Summary Compensation Table under Executive Compensation.

(1)	Stock awards consist of restricted and unrestricted stock. Amounts shown do not reflect compensation actually received by the Director. The grant date fair value of each of the equity awards described above is equal to the amount set forth in the chart above. The amounts shown represent expense recognized in the 2008 Consolidated Financial Statements in accordance with FAS 123R, excluding any assumption for future forfeitures. There were no actual forfeitures of stock awards by any Directors in 2008. The assumptions used in calculating these expenses are discussed further in the following sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (the “Annual Report”): (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, and (2) Note 2 to the Consolidated Financial Statements included in the Annual Report.

(2)	Option awards consist of stock options. Amounts shown do not reflect compensation actually received by the Director. The amounts shown represent expense recognized in the 2008 Consolidated Financial Statements in accordance with FAS 123R, excluding any assumption for future forfeitures. There were no actual forfeitures of stock options by any Directors in 2008. The assumptions used in calculating these expenses are discussed further in the following sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (the “Annual Report”): (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, and (2) Note 2 to the Consolidated Financial Statements included in the Annual Report.

(3)	Includes special payment of $50,000 for work completed as a member of the CEO Search Committee.

(4)	Dr. Schorr is Director Emeritus.

(5)	As of September 30, 2008, Mr. Martin held 5,000 shares of unvested restricted stock and 20,000 shares of common stock underlying unexercised options.

(6)	As of September 30, 2008, Mr. Allen held 5,000 shares of unvested restricted stock and 10,000 shares of common stock underlying unexercised options.

(7)	As of September 30, 2008, Mr. Grady held 360,700 shares of common stock underlying unexercised options received while employed at Brooks.

(8)	As of September 30, 2008, Mr. McGillicuddy held 5,000 shares of unvested restricted stock and 10,000 shares of common stock underlying unexercised options.

(9)	As of September 30, 2008, Professor Palepu held 5,000 shares of unvested restricted stock and 25,000 shares of common stock underlying unexercised options.

(10)	As of September 30, 2008, Mr. Woollacott held 5,000 shares of unvested restricted stock and 36,100 shares of common stock underlying unexercised options.

(11)	As of September 30, 2008, Dr. Wrighton held 5,000 shares of unvested restricted stock and 27,220 shares of common stock underlying unexercised options.

(12)	As of September 30, 2008, Mr. Park held 0 shares of unvested restricted stock.

(13)	As of September 30, 2008, Mr. Pond held 0 shares of unvested restricted stock.

(14)	As of September 30, 2008, Dr. Schorr held 5,000 shares of unvested restricted stock and 27,220 shares of common stock underlying unexercised options.
          Compensation Policy.   For service on the Board, our nonemployee directors receive a $50,000 cash annual retainer and reimbursement of expenses reasonably incurred in connection with board service. Nonemployee directors who are members of a board committee receive an additional annual retainer of $7,500 per year for their services on each committee. The Chairman of the Board receives a $25,000 annual retainer for serving in that position. The Chairman of each committee receives an additional annual retainer of $7,500 for serving as chair. Directors are also paid a $1,500 board or committee meeting fee for each meeting attended (either in person or by phone), subject to the limitation that only one meeting fee may be earned as to any one day regardless of the number of board or committee meetings attended on that date.
          Pursuant to our director compensation policy, as most recently revised during 2007, nonemployee directors are granted shares of stock on the following terms:
♦	All nonemployee directors are required over time to own shares of our Common Stock having a market value of at least $300,000;

♦	Each nonemployee director is granted 7,500 shares of restricted stock on the date of the annual meeting for each of the four years following his or her initial election or appointment as a director (or beginning with the 2006 annual meeting in the case of the nonemployee directors who were serving at the inception of this policy at the time of the 2006 annual meeting);

♦	Each newly elected nonemployee director receives a grant of 7,500 shares of restricted stock upon initially assuming duties; and,

♦	Under the Board’s current policy, as revised during 2007, there are no transfer restrictions pertaining to the shares granted under this policy. However, with respect to shares of restricted stock granted to directors prior to 2007, transfer restrictions, if any, on all such shares lapse in a manner such that on the fourth anniversary of the initial grant, restrictions will have lapsed on all shares granted during that four-year period. However, each such nonemployee director must nonetheless maintain equity ownership in the Company over time of at least $300,000 as described above.
          The target ownership and share grant amounts are subject to adjustments based on changes in the market price for our Common Stock. The Nominating and Governance Committee intends to monitor the policy over the coming years. The Board may at any time revoke or modify the policy. The amount of any further such grants will be subject to the review and approval of the Nominating and Governance Committee based on the committee’s analysis, with the assistance of independent consultants, if desired, of the appropriateness of the nature and amount of any such grants, based upon such factors as a comparison of director compensation at peer companies and a review of prevailing market practices and conditions.
          Employee directors may elect to participate in our 1995 Employee Stock Purchase Plan and may be granted options, restricted stock or other equity incentive awards under our Amended and Restated 2000 Equity Incentive Plan.
          Deferred Compensation Plan. Members of the Board of Directors are eligible to participate in the Non-Qualified Deferred Compensation Plan described in “Compensation Discussion and Analysis – Non-Qualified Deferred Compensation”.
          Indemnification Agreements.   We have entered into indemnification agreements with each of our directors and anticipate that we will enter into similar agreements with any future directors. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director.
          The indemnification agreements provide that we will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless he is adjudged not to have acted in good faith and in a manner he reasonably believed to be in the best interests of Brooks.
EXECUTIVE OFFICERS
Biographical Information
          The names of our executive officers who are not directors, and certain biographical information furnished by them as of January 1, 2009 are set forth below. Each executive officer serves until his resignation or termination.

Name	Age	Position with the Company
Robert J. Lepofsky	64	President and Chief Executive Officer
Thomas S. Grilk	61	Senior Vice President, General Counsel and Secretary
Martin S. Headley	52	Executive Vice President and Chief Financial Officer
Timothy S. Mathews	45	Vice President, Corporate Controller
Steven A. Michaud	46	Senior Vice President & General Manager of the Critical Components Group
Michael W. Pippins	48	President, Automation Systems Group
Ralf K. Wuellner	53	President, Global Customer Operations Group
          For biographical information about Mr. Lepofsky, see “Proposal No 1 — Election of Directors — Information on Nominees” above.
          Mr. Thomas S. Grilk joined Brooks in November 2002 as Senior Vice President and General Counsel. From July 2000 until joining the Company, he was Vice President and General Counsel of Teradyne, Inc., a manufacturer of automated test equipment and electrical connection systems. He is President and a member of the Board of Governors of the Boston Athletic Association.
          Mr. Martin S. Headley has been Executive Vice President and Chief Financial Officer since January 2008. From August 2004 to March 2007, he served as the Executive Vice President and Chief Financial Officer for Teleflex Inc., a global diversified industrial company specializing in the design, manufacture and distribution of specialty-engineered products. From July 1996 until August 2004 he was Vice-President and Chief Financial

Officer of Roper Industries, Inc., a diversified company that designs, manufactures and distributes analytical instrumentation, digital imaging, fluid handling and specialty industrial controls for global niche markets.
          Mr. Timothy S. Mathews was appointed Vice President, Corporate Controller and Principal Accounting Officer, in May 2008. Prior to joining Brooks, Mr. Mathews was the Vice President of Finance for Equallogic, Inc., a manufacturer of storage area networking equipment that was acquired by Dell Computer in early 2008. From 2004 until 2007, he was Corporate Controller of Accellent Inc., a manufacturer of medical device components, serving as Principal Accounting Officer of that firm during the final three months of his tenure there. During 2003 and 2004 Mr. Mathews served as Director of Corporate Accounting and Financial Reporting for Enterasys Networks, Inc. a global manufacturer of network equipment.
          Mr. Steven A. Michaud was appointed to the position of Senior Vice President & General Manager of the Critical Components Group (CCG) in December 2007 and was made an officer of the Company on February 8, 2008. Since October 2005, Mr. Michaud had served in a similar role in the former Vacuum Products Division. Mr. Michaud joined Brooks when the Company completed its acquisition of Helix Technology in late 2005. Prior to 2005, Mr. Michaud served in positions of increasing responsibility in engineering, manufacturing, and supply chain management during his seventeen year career at Helix’s CTI-Cryogenics Division.
          Mr. Michael W. Pippins was appointed President of the Automation Systems Group (ASG) in December 2007 and was made an officer of the Company on February 8, 2008. Prior to his appointment, he served in a similar role as Senior Vice President & General Manager for Brooks’ Technology Automation Division. Mr. Pippins joined Brooks in 1992 as Vice President of Sales & Marketing after having held marketing positions at ASM Ion Implant and Varian Ion Implant.
          Mr. Ralf K. Wuellner has been President of the Global Customer Operations Group since December 2007 and was made an officer of the Company on February 8, 2008. From March 2007 to December 2007 he served as Corporate Vice President and President, Brooks Europe. Prior to joining Brooks from 2005 to 2007, Mr. Wuellner held positions as President, Lam Research GmbH Germany. From 2001 to 2005 Mr. Wuellner served as Vice President, Unaxis AG Switzerland, Displays Division.
Compensation Discussion and Analysis
          Our ability to win in the marketplace while delivering value to our customers and shareholders is directly linked to the performance of our leadership. Accordingly, we design and deliver an executive compensation program that is motivating, equitable, competitive, balanced across elements and strongly tied to our performance.
          Compensation, Philosophy and Objectives
          We employ a compensation strategy that seeks to deliver competitive, performance focused, and cost effective total compensation that enables us to attract, motivate and retain a high performing leadership team critical to our long term success. The compensation design and composition reflects our operating environment, the cyclical nature of our industry, and our commitment to rewarding behaviors and results that contribute to our long term success.
          The objective of our executive compensation program is to provide competitive compensation in line with the practices of leading semiconductor capital equipment and high technology companies with whom we compete for business and people. Our total rewards strategy is intended to provide:
•	An appropriate balance between fixed and variable pay

•	Performance based awards tied to company, business group and individual results

•	Greater-than-competitive total compensation when warranted by performance
          We have not defined specific percentages of fixed, variable, and long term compensation. Given the cyclical nature of the semiconductor capital equipment industry, we designed our executive pay program to provide base compensation competitive with our peer group together with the opportunity to earn competitive annual incentives when performance justifies. A recent review conducted by an independent consultant confirmed that our ratios of base salary, variable and long term compensation were all similarly weighted to the market.

          Equity grants are formulated relying on market data provided by compensation consultants based on proxy and survey data and the projection that, when fully vested, our share price should be at a growth level reflecting strong financial results that provide a competitive return to shareholders over the period. For executive officers, this translates into a projected equity value to base salary ratio generally ranging from 1.0 to 3.0.
        Process for Executive Compensation Determination
          The Human Resources and Compensation Committee is responsible for developing and administering the compensation program for executives. All Human Resources and Compensation Committee compensation recommendations are submitted to the full Board (excluding the CEO) for final vote and approval. The Human Resources and Compensation Committee is composed of at least three members, all of whom are independent directors. At the start of fiscal 2008, the Human Resources and Compensation Committee was composed of Mr. A. Clinton Allen (chair); Dr. Krishna Palepu; Mr. Kirk Pond; and Dr. Mark Wrighton. Following the Board of Directors meeting on February 8, 2008 when new Committee assignments were made, the Human Resources and Compensation Committee was chaired by Dr. Mark Wrighton, with Mr. Allen continuing to serve as a Committee member along with prior members Dr. Palepu and Mr. Pond. On November 10, 2008, Dr. Palepu left the Committee and Dr. Park, who joined the board in March 2008, became a member of the Committee.
          The CEO, with the assistance of our Human Resources department, makes annual recommendations to the Human Resources and Compensation Committee regarding the salaries, incentive payments and equity grants for key employees, including all executive officers with the exception of the CEO whose salary is determined by the Committee.
          The recommendations include the following:
•	Salary increase recommendations are made after a compilation and review of executive compensation survey data and an evaluation of individual performance over the prior year.

•	Annual variable compensation payments are primarily determined by our actual financial performance as well as the achievement of strategic individual objectives. Our financial performance is calibrated against a peer group of companies to assist the Committee and the Board in determining final performance based awards.

•	Equity grants, which can be made in the form of stock options, restricted stock shares or performance shares, are reviewed by the Board and are intended to provide long term compensation that seeks to retain our executives and reward them for bringing value to shareholders.
          The Human Resources and Compensation Committee retains the services of independent compensation consultants to assist us in analyzing and comparing our compensation programs to those offered by other similar companies. During fiscal 2008, the Committee continued its relationship with Pearl Meyer & Partners and entered into an agreement to advise us on:
•	The appropriateness of our peer group of firms for executive compensation comparison purposes.

•	An analysis of the competitiveness of our executive compensation pay rates and programs.

•	An analysis and comparison of our severance arrangements under current severance and Change in Control protection practices.

•	Calculation of Section 280G figures for the proxy.

•	Attendance at the scheduled meetings to assist with ongoing support.
          Before each meeting, the Human Resources and Compensation Committee is provided appropriate materials and information necessary to make informed decisions on the Company’s executive compensation practices. This material is supplemented by reports prepared by Pearl Meyers & Partners. The Committee uses its judgment supported by facts and documentation in making compensation recommendations that support our philosophy and objectives.

     Elements of Our Executive Compensation Program
          The primary elements of compensation for executives are base salary, an annual performance based variable compensation arrangement and periodic equity grants (more recently in the form of restricted shares). The welfare benefits program enjoyed by Brooks executives is the same as that offered to all other domestic regular employees. Each of the named executive officers has entered into an employment agreement that outlines the terms and provisions of his at will employment status. The agreement covers title, duties and responsibilities, stipulates compensation terms, and provides for post termination compensation in certain circumstances.
          Base Salary
          We set base salary for our senior executives initially in offer letters and/or employment agreements and review the salaries annually with any changes generally taking effect as of January 1. Our Human Resources department uses compensation survey data from three highly regarded executive compensation surveys to gauge the market competitiveness of our senior executive salaries. In addition, the Human Resources and Compensation Committee commissioned Pearl Meyer & Partners, as part of a larger study, to review the market competitiveness of executive salaries. Their findings were consistent with the internal study and showed that the range of salaries was between the 25th and 75th percentile with the average at the 60th percentile.
          Recommendations for salary changes are made by the CEO and presented to the Human Resources and Compensation Committee and full Board for approval. For fiscal 2008, we compared our compensation data to that of our peers using survey data provided by independent parties, including:
•	Pearl Meyer & Partners CHiPS Executive Compensation Survey – a national survey reporting on more than 100 positions at corporate and unit levels.

•	AON’s Radford Executive Survey – a survey of high technology companies with data for over 700 firms and 15,000 incumbents.

•	ICR Limited, IPAS Executive Survey – a 300 firm global survey concentrating in the high technology industry.
          All three surveys are national in scope and provide a broad representation from both high technology companies and the semiconductor equipment industry. We compared the compensation survey data identified above to the compensation paid to 17 of our key executive positions divided among corporate functions (6 positions), and the product groups (11 positions). We also selected and reviewed data from twenty one semiconductor equipment companies (the available list of firms who also submitted their data to the survey) provided by the Radford Survey. The twenty one companies were Advanced Energy Industries, Inc., Asyst Technologies, Inc., Axcelis Technologies, Inc., Celerity, Inc., Coherent, Inc., Cymer, Inc., Ebara Technologies, Inc., Entegris, Inc., GSI Group, Inc., Kulicke and Soffa Industries, Inc., Lam Research Corporation, MEMC Electronic Materials, Inc., Novellus Systems, Inc., Photronics, Inc., TDK Corporation, Tektronix, Inc., Teradyne, Inc., Ultra Clean Holdings, Inc., Varian Semiconductor Equipment Associates, Inc., VEECO Instruments, Inc., and Wafertech, LLC.
          For fiscal 2008, Mr. Lepofsky made recommendations to the Committee for salary adjustments for each of the named executive officers other than himself as shown in the Summary Compensation Table. Survey market and peer group data, the performance and contributions of each executive from the prior year (FY 2007) and the recognition of certain executives expanded responsibilities was taken into account in making the recommendations. The Committee approved these levels which became effective on January 1, 2008 establishing the 2008 salaries for Mr. Lepofsky at $650,000 (no change from hire rate); Mr. Headley at $425,000 (hire rate); $350,000 for Mr. Pippins; $310,000 for Mr. Grilk; and $250,000 for Mr. Michaud.
          Annual Incentive-Performance Based Variable Compensation
          We provide performance based variable compensation to named executive officers and additional key management personnel. The framework provides for the setting of aggressive but achievable goals designed to provide awards commensurate with the value achieved for the Company. Named executive officers are responsible for achieving goals among corporate/business unit financial metrics and strategic objectives for each participant. We integrate functional and individual goals and objectives in the award to address measurable performance factors critical to our success within the control and accountability of an individual executive. Examples of corporate and individual objectives include:

•	Return on Invested Capital

•	EBITDA as a Percent of Net Tangible Assets

•	Gross margin performance

•	Customer satisfaction as evidenced by out-of-box quality, on-time delivery, escalation closures

•	New product revenue growth

•	Working Capital Management

•	Career development programs

•	Effectiveness of internal control over financial reporting.
          Each fiscal year, the Committee and Board establishes performance based variable compensation opportunities for the CEO and approves those submitted by the CEO for the named executive officers against the financial targets, goals and objectives established to measure performance. We use tailored financial performance measures for named executive officers and senior executives to focus performance and accountability around those measures and objectives that are most critical to the different businesses or functions. This assures a higher level of accountability in assessing performance and approving awards.
          Mr. Lepofsky and Mr. Headley are eligible for awards ranging from 0% to 200% and 150% respectively of their target with their target being established at 100% of base salary. Under the framework of performance based variable compensation, other named executive officers are eligible for awards ranging from 0% to 80% of base salary. The Human Resources and Compensation Committee may also take into account such other factors as it deems relevant. In addition, the Board of Directors and Human Resources and Compensation Committee has discretion to make adjustments they deem necessary to ensure the motivational impact of the awards.
          Peer group performance is considered in the award to reflect the cyclical nature of the semiconductor capital equipment sector and the need to measure our performance on a relative basis. With the assistance of consultants Pearl Meyer & Partners, the Company’s peer group was reviewed and edited in 2008. Criteria used to add and delete firms from the peer group included industry/product relevance; revenue similarity; and market capitalization similarity. The companies selected for peer group comparison are listed below:
          Advanced Energy Industries, Inc.
          Asyst Technologies, Inc.
          Cymer, Inc.
          Entegris, Inc.
          FEI Company
          LAM Research Corporation
          Mattson Technology Corporation
          MKS Instruments, Inc.
          Novellus Systems, Inc.
          Photronics, Inc.
          Ultra Clean Technology, Inc.
          Varian Semiconductor Equipment Associates, Inc.
          Veeco Instruments, Inc.
          On the recommendation of Pearl Meyer & Partners, Cymer, FEI, Mattson, Photronics and Veeco were added in 2008 to the peer group; Axcelis Technologies was removed.
          Following the close of fiscal 2008, the Committee reviewed the Company and business units’ financial results, peer group results for the most recent trailing four quarters, and the individual strategic goals for which each executive officer was accountable during FY 2008. The Committee noted the strong performance in a difficult market achieved by the Critical Components business group (CCG) in improving the unit’s gross margins and working capital ratios; revenue increases in non-semiconductor markets; and improvements in product quality and on time delivery. As a result of CCG performance, Mr. Michaud was awarded $150,000 in variable compensation. Likewise, the work accomplished by Mr. Grilk in resolving significant legal matters related to the now closed SEC stock option investigation resulted in an award of $50,000. Mr. Pippins, who heads the Automated Systems Group (ASG), received an award of $25,000 noting special progress in the enhancement of our manufacturing capability in Asia. Per the terms of his employment offer, Mr. Headley received a guaranteed payment of 75% of his target bonus for the 2008 fiscal year or $215,000.
          Equity Compensation
          We grant equity interests periodically through our Amended and Restated 2000 Equity Incentive Plan in the form of options, time based restricted grants or performance share grants. The Board and Human Resources and Compensation Committee believe that long term equity incentive vehicles can serve as effective motivational tools by aligning our executives’ economic interests with those of our shareholders. Our option and time based restricted share grants have extended vesting provisions to promote long term tenure and encourage a more strategic focus on behalf of the management.
          The Human Resources and Compensation Committee recommends equity awards at its scheduled meetings. Grants approved by the Board during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date. For example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date. All stock option grants have a per share exercise price equal to the fair market value of our common stock on the grant date.
          The number of shares or options the Human Resources and Compensation Committee recommends for each key executive and the vesting schedule for each grant is determined based on a variety of factors, including market data reviewed, such as that provided by Pearl Meyer & Partners; the ability of the key executive’s position to impact long term shareholder value, the executive’s performance, and the current equity options or grants held by the executive. The Human Resources and Compensation Committee targets the February meeting date when executive and key employee equity grants are considered.
          The Human Resources and Compensation Committee believes restricted and/or performance shares are a more favorable long term compensation vehicle than stock options because they provide more certain value to the executives, and are more efficient from an expense and dilution perspective. While the Human Resources and Compensation Committee encourages long term stock ownership by all executives, we do not currently require any share ownership guidelines.
          In addition to Mr. Lepofsky whose grants are discussed in the CEO compensation section of this report, we made several share grants to senior executives in fiscal 2008. In addition to the vesting schedules outlined, accelerated vesting can occur in the event of termination within one year following a change in control.
▪	Mr. Headley received a hiring grant of 42,000 restricted shares which will vest pro rata over a three year period from the date of the grant.

▪	Messer’s Pippins, Michaud and Grilk received restricted share grants on November 8, 2007 of 20,000, 15,000 and 7,000 shares respectively which vest 25% at the date of grant; 25% on the first anniversary of the grant; and 50% on the second anniversary.
          During 2008, the Human Resources and Compensation Committee worked with management to design and draft a long term incentive plan that would provide performance shares to key executives based on the achievement of defined financial metrics focused on increasing shareholder value. The Human Resources and Compensation Committee discussed the merits of implementing a long term incentive plan and will initiate the plan in fiscal 2009.

          Non-Qualified Deferred Compensation
          We sponsor a Supplemental Employee Retirement Plan, which we refer to as the “SERP”, for key executives in addition to a Voluntary Deferred Compensation Plan, which we refer to as the “DCP”, for a broader group of executives.
          The Board established the SERP in 2006 in order to provide an additional incentive to retain executives considered key to our long term success.
          The SERP is modeled on a defined contribution basis. Each year the Committee can consider annual contributions to each participant’s account as a percentage of base salary. Of the named executive officers only Mr. Pippins and Mr.Grilk are current participants. Participants in the SERP manage the investments of their accounts using measurement mutual funds. Participants’ accounts vest 50% after five years participation and in 10% increments from years 6 – 10. None of the current participants are yet partially or fully vested. No contributions were made to any of the participant accounts in 2008.
          The DCP was established in 2005 to permit eligible executives to defer a portion of their compensation on a pre-tax basis and receive tax deferred returns on the deferrals. The only contributions to this plan are those made by the executives who chose to participate in it. We currently make no contribution to this plan and our sole role is to administer the plan as described below. The plan is deemed unfunded for tax and ERISA purposes. Executives may elect to defer base salary (up to 90%), bonus, and/or commissions on a pre-tax basis. Amounts credited to the plan may be allocated by the executive among 15 hypothetical investment alternatives. The amounts deferred are not actually invested in the options; the investment options exist to enable us to calculate what a participant is owed at the time the deferred amounts are distributed. We purchase insurance to secure a portion of the investment risk liability associated with this plan.
          During 2008, none of the named executive officers participated in the DCP. The Plan was amended in 2008 to permit participation by non-employee Directors.
          Other Benefit Plans and Perquisites
          Our welfare benefit programs are designed to provide market competitive plans intended to provide current and future security for our employees and their families and further their commitment to the Company. Executive officers participate in the same welfare insurance and paid time off programs as provided to all U.S. based employees.
          The Brooks Employee 401(k) Savings Plan is available to all U.S. employees and provides the opportunity to defer a percentage of eligible compensation up to IRS limits. We make a matching contribution equal to 100% of the initial 3% of deferred pay and 50% for the next 3% of deferred compensation. A diversified group of mutual funds are available for asset allocation on the 401(k) contributions.
          Following our acquisition of Helix in October, 2005, we assumed the management of Helix’s defined benefit pension arrangements made available to eligible Helix employees. The Helix Employees Pension Plan is a noncontributory tax qualified retirement plan; the Helix Supplemental Benefit Plan is a nonqualified plan intended to provide for the payment of retirement benefits whose Pension Plan benefits would exceed amounts permitted under the Internal Revenue Code. Both Plans were frozen effective October 31, 2006. Retirement benefits are provided under a defined benefit formula intended to replace approximately 40% of average base salary at age 65 after a full (25 years) career. Benefits are pro-rated for eligible executives who retire earlier than age 65 or with fewer than 25 years of service. As a former Helix employee, Mr. Michaud has a vested benefit with 18.2 years of service in the qualified Plan. He cannot be credited with any additional years under the terms of the frozen plan arrangement.
          We also provide medical and dental insurance with employee contributions, life, AD&D, business travel accident and income disability plans, paid time off for leisure, personal business or illness needs, health and dependent care flexible spending accounts and educational assistance programs.
          Employee Stock Purchase Plan
          Our 1995 Employee Stock Purchase Plan provides our employees with additional incentives by permitting them to acquire our common stock at a discount to the then-current price. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In 2008, Mr. Michaud participated in the Plan through January 31, 2008 and Mr. Grilk participated for the entire fiscal year and remains a participant.
          Employment Agreements
          We have at-will employment agreements with certain executives including each of the executive officers named in the Summary Compensation Table. Mr. Lepofsky’s employment agreement is described elsewhere. Each such employment agreement provides for, among other things, a specified annual base salary and the opportunity for a variable compensation award based on performance. Each agreement also provides that the executive will be entitled to severance including one year’s base salary and continued participation in benefit plans if the executive’s employment is terminated by us without “cause” or if the employee resigns for “good reason”. “Cause” is defined to include willful failure or refusal to perform the duties pertaining to the employee’s job, engagement in conduct that is fraudulent, dishonest, unlawful or otherwise in violation of our standards of conduct or a material breach of employment agreement or related agreements. “Good reason” is defined to include diminution of the responsibility or position of the employee, our breach of the agreement or relocation of the employee. Payment of base salary and continued participation in benefit plans may be extended for up to one additional year, if the employee is engaged in an ongoing search for replacement employment.
          Indemnification Agreements
          We have entered into indemnification agreements with each of our executive officers and certain key employees. The indemnification agreements provide that we will pay amounts incurred by an officer in connection with any civil or criminal action or proceeding, specifically including actions by or in our name where the individual’s involvement is by reason of the fact that he is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, an officer will receive indemnification unless he or she is adjudged not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Brooks.
          CEO Compensation
          Mr. Robert J. Lepofsky, a former independent Board Director and former chair of the Human Resources and Compensation Committee, was appointed President and Chief Executive Officer effective October 1, 2007. In setting Mr. Lepofsky’s compensation, the Human Resources and Compensation Committee utilized the services of Pearl Meyer & Partners and DolmatConnell & Partners, Inc. in crafting a competitive and motivating compensation arrangement consistent with the Company’s pay philosophy and programs. Mr. Lepofsky agreed to serve on the following terms:
•	Employment agreement with a two-year term that does not provide for post-employment compensation.

•	Annual base salary of $650,000.

•	Participation in an annual incentive plan with a 100% of base salary target and with provisions for up to an additional 100% of base salary payable at Board’s discretion.

•	Sign-on award of 50,000 shares of restricted stock vesting 100% after two years or immediately upon a termination following a change of control event.

•	Performance share grants totaling 300,000 shares which vest based on the attainment of certain performance criteria as measured at September 30, 2008 and September 30, 2009, and which vest immediately upon termination within one year following a change in control.

•	Participation in any future long term incentive programs offered to other senior executives.

•	Office assistance benefit following retirement.

•	Benefits, including health insurance, vacation and 401(k) participation.

•	No severance following termination of his employment.

•	Matching charitable gift program up to $100,000 per year for seven years commencing fiscal 2008.

•	Medical insurance under Brooks’ plans or comparable coverage for Mr. Lepofsky and his spouse following retirement from Brooks.
          Following the close of the fiscal year, the Human Resources and Compensation Committee met in executive session to review Mr. Lepofsky’s performance and compensation elements as provided above. For fiscal year 2008, despite extremely challenging market conditions and a period of declining customer demand which accelerated in the September quarter end in the semiconductor capital equipment industry, the Committee noted the significant progress that had been made in lowering the Company’s break even position and the on-going activity to further re-structure the Company’s businesses to capitalize on opportunities for expanding its product scope both inside and outside the semiconductor capital equipment markets. It further noted the enhanced position Brooks had achieved with its customers as a result of targeted actions by the Company in 2008. However, as the financial performance of the Company lagged objectives due primarily to the cyclical nature of the semiconductor industry and the broader economic climate, Mr. Lepofsky offered to the Committee that he forgo any variable compensation award for 2008 and his base salary remain unchanged. The Committee concluded that Mr. Lepofsky’s recommendation was appropriate and recommended same to the Board which approved the measure.
          The Committee also determined that based on the performance measures of pretax income, return on shareholder equity and increases in Brooks share price measured at September 30, 2008 none of the restrictions on the 300,000 performance shares were eligible for lapsing and subsequent transfer to Mr. Lepofsky at this initial measurement period.
    Tax Considerations
          Section 162(m) provides an exception to the deductibility limit for performance based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Human Resources and Compensation Committee takes Section 162(m) of the Internal Revenue Code and the related regulations issued by the Internal Revenue Service into account. However, the Human Resources and Compensation Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service’s requirements for deductibility.
          Compensation paid under our performance based variable compensation framework does not qualify for the exception for performance based compensation as the framework has not been approved by shareholders. In addition, our executives continue to receive stock awards that provide for time-based vesting, which we believe would be subject to the Section 162(m) deduction limitation. However, we believe that compensation attributed to the vesting of performance based equity awards would qualify for an exception to the deductibility limit.
          Section 280G and related sections of the Code provide that executive officers and directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control event, and that we could lose a deduction on the amounts subject to the additional tax. As part of Mr. Lepofsky’s employment agreement, we have provided for payments to Mr. Lepofsky to satisfy the occurrence of any taxes imposed within the meaning of Section 280G or the excise taxes resulting from Section 4999 of the Code. We have not provided any other executive officer with a commitment to gross-up or reimburse other tax amounts that the executive might pay pursuant to Section 280G of the Code.
          Section 409A of the Code also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we intend to structure equity awards and other deferred compensation payments in a manner to comply with the applicable Section 409A requirements.

Human Resources and Compensation Committee Report
To The Stockholders:
          The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted,
Human Resources and Compensation Committee
as of September 30, 2008:
Mark S. Wrighton,
Chairman
A. Clinton Allen
Krishna G. Palepu
Kirk P. Pond

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS
Summary Compensation Table
          The following table sets forth certain information concerning compensation of each Named Executive Officer during the fiscal years indicated below:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Robert J. Lepofsky	2008	$650,000	$1,898,583	$33,946	$—	$10,000	(4)	$2,592,529
President and Chief Executive Officer

Martin S. Headley	2008	$269,711 (5)	$101,312	$—	$215,000	$207,356	(6)	$793,379
Executive Vice President and Chief Financial Officer

Michael W. Pippins	2008	$332,029	$237,832	$18,920	$25,000	$9,476	(7)	$623,257
President, Automation Systems Group

Steven A. Michaud	2008	$244,615	$218,494	$25,792	$150,000	$22,762	(8)	$661,663
Senior Vice President & General Manager, Critical Components Group

Thomas S. Grilk	2008	$306,740	$146,348	$14,190	$50,000	$11,924	(9)	$529,202
Senior Vice President,	2007	$296,358	$120,564	$25,012	$169,487	$44,805		$656,226
General Counsel and Secretary

Robert W. Woodbury, Jr.	2008	$117,120	$(223,050)	$4,743	$—	$225,907	(10)	$124,720
Former Executive Vice	2007	$313,915	$449,968	$53,336	$256,783	$76,737		$1,150,739
President and Chief Financial Officer

(1)	Stock awards consist of restricted stock. Amounts shown do not reflect compensation actually received by the Named Executive Officer. The grant date fair value of each of the equity awards described above is equal to the amount set forth in the chart above. The amounts shown represent expense recognized in the 2008 Consolidated Financial Statements in accordance with FAS 123R, excluding any assumption for future forfeitures. The assumptions used in calculating these expenses are discussed further in the following sections of our Annual Report on Form 10-K for the fiscal years ended September 30, 2008 (the “Annual Report”): (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, appearing on p. 25 of the Annual Reports, and (2) Note 2 to the Consolidated Financial Statements included in the Annual Report, appearing on pages 46-47 of the Annual Report. The negative compensation reflected for Mr. Woodbury is the result of the forfeiture of certain non-vested awards for which compensation had been previously recorded. There were no other forfeitures of stock awards by any other Named Executive Officer in 2008.

(2)	Option awards consist of stock options. Amounts shown do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent expense recognized in the 2008 Consolidated Financial Statements in accordance with FAS 123R, excluding any assumption for future forfeitures. The assumptions used in calculating these expenses are discussed further in the following sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (the “Annual Report”): (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, appearing on p.

25 of the Annual Report, and (2) Note 2 to the Consolidated Financial Statements included in the Annual Report, appearing on pages 46-47 of the Annual Report. There were no actual forfeitures of stock options by any Named Executive Officers in 2008.

(3)	Amounts consist of cash incentive compensation awards earned for services rendered in the relevant fiscal year. In 2008, the amounts were paid pursuant to a performance based variable compensation framework described in “Compensation Discussion and Analysis — Components of Senior Executive Compensation”.

(4)	Represents amounts paid by the Company on behalf of Mr. Lepofsky as follows: $10,000 in matching contributions to Mr. Lepofsky’s account under the Company’s qualified 401(k) plan.

(5)	The salary reported for Mr. Headley is prorated based on his hire date on January 28, 2008. His annualized base salary is $425,000.

(6)	Represents amounts paid or accrued by the Company on behalf of Mr. Headley as follows: $7,356 in matching contributions to Mr. Headley’s account under the Company’s qualified 401(k) plan; and $200,000 as relocation allowance.

(7)	Represents amounts paid by the Company on behalf of Mr. Pippins as follows: $9,476 in matching contributions to Mr. Pippins’ account under the Company’s qualified 401(k) plan.

(8)	Represents amounts paid by the Company on behalf of Mr. Michaud as follows: $12,000 annual car allowance and $10,762 in matching contributions to Mr. Michaud’s account under the Company’s qualified 401(k) plan.

(9)	Represents amounts paid by the Company on behalf of Mr. Grilk as follows: $11,924 in matching contributions to Mr. Grilk’s account under the Company’s qualified 401(k) plan.

(10)	On December 31, 2007 Mr. Woodbury resigned from the Company. Amounts shown represent severance payments paid by the Company on behalf of Mr. Woodbury in the amount of $224,480 and $1,427 in matching contributions to Mr. Woodbury’s account under the Company’s qualified 401(k) plan while employed at Brooks.
Grants of Plan Based Awards Table
Fiscal Year 2008
          During the fiscal year ended September 30, 2008 the following plan based awards were granted to the Named Executive Officers:

			Estimated Future		Estimated Future		All Other
			Payouts Under Non-		Payouts Under		Stock Awards:	Grant Date
			Equity Incentive		Equity Incentive		Number of	Fair Value
			Plan Awards		Plan Awards		Shares of	of Stock
	Grant		Target	Maximum	Target	Maximum	Stock or Units	and Option
Name	Date		($)	($)	(#)	(#)	(#)	Awards (6)
Robert J. Lepofsky	10/1/07	(1)	$650,000	$1,300,000
	11/8/07	(2)					50,000	$621,000
	11/8/07	(3)			300,000	300,000

Martin S. Headley	10/1/07	(1)	$425,000	$637,500
	2/8/08	(4)					42,000	$472,500

Michael W. Pippins	10/1/07	(1)	$245,000	$367,500
	11/8/07	(5)					20,000	$248,400

Steven A. Michaud	10/1/07	(1)	$175,000	$262,500
	11/8/07	(5)					15,000	$186,300

Thomas S. Grilk	10/1/07	(1)	$217,000	$325,500
	11/8/07	(5)					7,000	$86,940

(1)	These grants were made pursuant to a performance based variable compensation framework for FY 2008 and reflect the minimum, target and maximum payouts with respect to 2008; the actual payouts to the above Named Executive Officers with respect to the Company’s 2008 performance are set forth in column (f) of the Summary Compensation Table. Mr. Woodbury was not eligible to participate in the incentive program for FY 2008 due to his pending resignation. Mr. Woodbury resigned on 12/31/07.

(2)	Amount shown are the number of shares of new hire restricted stock awarded to Mr. Lepofsky on November 8, 2007. Shares will vest on September 30, 2009.

(3)	The amount shown is the number of shares of performance-based restricted stock awarded to Mr. Lepofsky on November 8, 2007. Vesting of the performance-based equity award is based upon three performance metrics: total shareholder return, pre-tax operating income from continuing operations (excluding special income/charges such as patent settlements), and pre-tax return on shareholder equity, and is subject to a continuing employment requirement. Each of the three performance metrics is measured as of September 30, 2008, and again as of September 30, 2009 (each a “Measurement Date”). The aggregate net percentage increase in each of these metrics for the Company’s fiscal year that includes the Measurement Date (taking into account for this purpose any percentage decrease that may occur in any of such metrics) shall be multiplied by the total number of shares of the award that are not vested, as determined immediately prior to the relevant Measurement Date, to determine the number of shares that vest as of the Measurement Date. Mr. Lepofsky must also be employed by the Company on the Measurement Date to vest in any earned portion of the award. Notwithstanding the foregoing, the Human Resources and Compensation Committee may exercise its discretion to vest all or a part of any otherwise unvested portion of the Performance-Based Equity Award at any time if such acceleration is in the best interests of the Company.

(4)	Amount shown is the number of shares of new hire restricted stock awarded to Mr. Headley on February 8, 2008. The shares will vest 1/3 on each anniversary of the date of grant until fully vested.

(5)	Amount shown is the number of shares of service-based restricted stock awarded on November 8, 2007. 25% of the shares vested on November 8, 2007; 25% vested on the first anniversary of the date of grant; 50% will vest on the second anniversary of the date of grant.

(6)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123R.
     A discussion of the material terms of the Named Executive Officers’ employment arrangements can be found in the Compensation Discussion and Analysis included in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End
Fiscal Year 2008
          The following table sets forth certain information concerning equity awards for each Named Executive Officer as of September 30, 2008:

	Option Awards				Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number of	Value of
							Market	Unearned	Unearned
	Number of	Number of					Value of	Shares,	Shares,
	Securities	Securities			Number of		Shares or	Units or	Units or
	Underlying	Underlying			Shares or		Units of	Other	Other
	Unexercised	Unexercised	Option		Units of Stock		Stock That	Rights	Rights
	Options	Options	Exercise	Option	That Have		Have Not	That Have	That Have
	(#)	(#)	Price	Expiration	Not		Vested	Not	Not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)		($)(11)	Vested (#)	Vested ($)
Robert J. Lepofsky	10,000	15,000 (1)	$13.03	10/26/2012	5,000	(2)	$41,800
					50,000	(3)	$418,000
								300,000 (4)	$2,508,000

Martin S. Headley					42,000	(5)	$351,120

Michael W. Pippins	22,510		$25.22	10/01/2008	35,000	(6)	$292,600
	20,000		$30.13	01/05/2010	15,000	(7)	$125,400
	35,000		$24.30	10/16/2010
	9,375	625 (8)	$17.22	12/20/2011

Steven A. Michaud	6,875	3,125 (9)	$13.03	10/26/2012	35,000	(6)	$292,600
	5,550		$23.32	10/20/2010	11,250	(7)	$94,050
	3,885		$24.99	02/21/2011	2,500	(10)	$20,900
	5,550		$18.11	02/20/2012
	9,990		$17.34	04/28/2014

Thomas S. Grilk	30,000		$12.23	12/10/2009	30,000	(6)	$250,800
	25,000		$24.30	10/16/2010	5,250	(7)	$43,890
	7,031	469 (8)	$17.22	12/20/2011

(1)	These options were granted on October 26, 2005 while Mr. Lepofsky was a non-employee Director. They will continue to vest at a rate of 20% each year until fully vested on October 26, 2010.

(2)	The unvested shares consist of restricted stock awards granted on March 23, 2006 while Mr. Lepofsky was a non-employee Director. They will vest fully on March 23, 2010.

(3)	The unvested shares consist of restricted stock awards granted on November 8, 2007 that will vest fully on September 30, 2009.

(4)	The unvested performance-based shares consist of awards granted on November 8, 2007 that will vest based upon the satisfaction of three performance metrics: total shareholder return, pre-tax operating income from continuing operations (excluding special income/charges such as patent settlements), and pre-tax return on shareholder equity, and is subject to a continuing employment requirement. Each of the three performance metrics is measured as of September 30, 2008, and again as of September 30, 2009 (each a “Measurement Date”). The aggregate net percentage increase in each of these metrics for the Company’s fiscal year that includes the Measurement Date (taking into account for this purpose any percentage decrease that may occur in any of such metrics) shall be multiplied by the total number of shares of award that are not vested, as determined immediately prior to the relevant Measurement Date, to determine the number of shares that vest as of the Measurement Date. Mr. Lepofsky must also be employed by the

Company on the Measurement Date to vest in any earned portion of the award. Notwithstanding the foregoing, the Human Resources and Compensation Committee may exercise its discretion to vest all or a part of any otherwise unvested portion of the performance-based equity award at any time if such acceleration is in the best interests of the Company.

(5)	The unvested shares consist of restricted stock awards granted on February 8, 2008 that will vest at a rate of one-third per year on the anniversary date of the grant until fully vested on February 8, 2011.

(6)	The unvested shares consist of restricted stock awards granted on March 23, 2006 that will vest fully on March 23, 2010.

(7)	The unvested shares consist of restricted stock awards granted on November 8, 2007 that vested 25% on the date of grant and will vest at a rate of 25% on the first anniversary of the date of grant, and 50% on the second anniversary of the date of grant.

(8)	These options were granted on December 20, 2004 and will continue to vest at a rate of 6.25% each quarter until fully vested on December 20, 2008.

(9)	These options were granted on October 26, 2005 and will continue to vest at a rate of 6.25% each quarter until fully vested on October 26, 2009.

(10)	The unvested shares consist of restricted stock awards granted on October 26, 2005 that will vest at a rate of 25% on the first and second anniversary of the date of grant, and 50% on the third anniversary of the date of grant.

(11)	The market value is calculated on September 30, 2008 ($8.36), the last business day of the fiscal year.
Option Exercises and Stock Vested Table
Fiscal Year 2008
          The following table sets forth certain information concerning all exercises of stock options and vested restricted stock for each Named Executive Officer during the fiscal year ended September 30, 2008:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
	Exercise	Upon Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
Michael W. Pippins			10,000	$124,500
Steven A. Michaud			5,000	$62,688
Thomas S. Grilk			3,250	$40,455
Robert W. Woodbury, Jr.	30,177	$7,698	23,250	$311,033

(1)	The value realized equals the difference between the option exercise price and the sale price of Common Stock at the time of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the excess of the closing price of Common Stock on the vesting date over the exercise price, multiplied by the number of shares that vested.

Pension Benefits Table
Fiscal Year 2008
          The following table sets forth certain information concerning each plan that provides for payments or other benefits at, following or in connection with retirement for each Named Executive Officer as of September 30, 2008:

		Number		Payments
		of Years	Present Value	During
		Credited	of Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(1)	($)
Steven A. Michaud	Helix Employees Pension Plan	18.2	$218,814	$ —

(1)	Amounts include annual benefits under the Helix Employees Pension Plan on a straight-life annuity basis.
          The assumptions used in calculating these expenses are discussed further in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 within Note 12 to the Consolidated Financial Statements included in the Annual Report, appearing on pages 59-61 of the Annual Report.
          Helix Technology Corporation, an acquisition of Brooks Automation, maintained a noncontributory qualified Pension Plan for the benefit of its employees, including eligible former Helix employees named in the Summary Compensation Table. The Plan was frozen effective October 31, 2006. Mr. Michaud as a former Helix employee is eligible to participate in the plan. Compensation covered by the plan includes salary but excludes bonuses or incentive awards, if any. Benefits under the plan as set forth in the table are determined on a straight-life annuity basis, based upon years of participation completed after December 31, 1978, and highest consecutive 60-month average compensation during the last 120 months of employment and are integrated with Social Security benefits.
          In 1999, Helix adopted a nonqualified Supplemental Benefit Plan intended to provide for the payment of additional retirement benefits to certain key employees whose Pension Plan retirement benefits would exceed amounts permitted under the Internal Revenue Code. The supplemental unfunded benefit is equal to the amount of any benefit that would have been payable under the qualified retirement plan, but for the limitations under the Internal Revenue Code.
Nonqualified Deferred Compensation Table
Fiscal Year 2008
          The Company has established a nonqualified deferred compensation plan to allow eligible executives and directors to defer a portion of their compensation on a pre-tax basis and receive tax-deferred returns on those deferrals. The Plan is unfunded for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). An additional feature of the Plan is the SERP, in which the Company can choose to make annual contributions to selected executives non-qualified Plan accounts.

	Aggregate	Aggregate
	Earnings in Last	Withdrawals/	Aggregate Balance
	FY	Distributions	at Last FYE
Name	($)	($)	($)
Michael W. Pippins	$(12,866)		$78,662

Thomas S. Grilk	$2,499		$93,621

Robert W. Woodbury, Jr.	$(3,753)	$— (1)	$—
          Messrs. Lepofsky, Headley and Michaud are not participants in the Company nonqualified deferred compensation plan.

(1)	On December 31, 2007 Mr. Woodbury resigned from the Company. He forfeited his non-vested SERP account balance of $147,353.
          The Plan is a nonqualified deferred compensation plan under which eligible employees, including executive officers, may elect to defer a portion of their base salary, commissions and/or incentive pay. Eligibility is limited to a select group of management or highly compensated employees and directors. Participants may elect to defer base salary, bonus, commissions and/or director fees on a pre-tax basis, subject to certain minimum and maximum amounts. Under the Plan, amounts deferred with respect to a participant are credited to a bookkeeping account and periodically adjusted for hypothetical investment experience based on a participant-directed allocation of the account among a menu of measuring funds chosen by the administrator. The Plan also provides for additional credits to the bookkeeping account (not involving an elective deferral by participants) that are discretionary on the part of the Company. Additional Company credits and related hypothetical earnings may be subject to a vesting schedule. Upon retirement, as defined, or other separation from service, or, if so elected, upon any earlier change in control of the Company, a participant is entitled to a payment of his or her vested account balance, either in a single lump sum or in annual installments, as elected in advance by the participant.
          Effective May 10, 2006, the Compensation Committee of the Board of Directors adopted an amendment and restatement that adds the SERP feature for certain selected participants. The SERP feature adds to the Plan an additional category of Company credits. For a participant eligible for the SERP feature, including executive officers selected for participation, a separate SERP bookkeeping account will be maintained to which an amount equal to a percentage of the participant’s base salary will be credited annually during the continuance of the individual’s participation in the SERP feature. The Plan’s administrator retains the discretion to add or remove individuals to or from eligibility for the SERP feature. The measuring fund choices available to be used to determine a SERP account’s hypothetical investment experience will be the same as those available under the Plan generally. Unless the Plan-based agreement with the participant otherwise specifies, a participant’s SERP account will be subject to a vesting schedule providing for 50% vesting after five years of service (disregarding service prior to 2006), with an additional 10% vesting for each year of service thereafter. An eligible participant’s SERP account would be distributable to the extent vested at attainment of age 65 or, if later, separation from service and would be payable, as elected by the participant in advance, either in a lump sum or in annual installments. A participant eligible for the Plan’s SERP feature might be, but need not be, a participant in the Plan generally. At the same time as it amended the Plan by adding the SERP feature, the Committee also designated certain employees to participate in the SERP, including certain Named Executive Officers. No contributions were made to the SERP accounts in FY 2008.
Post-Employment Benefits
          The following table sets forth the estimated payments and benefits that would be provided to each of the Named Executive Officers upon termination and/or a termination following a change in control. The payments and benefits were calculated assuming that the triggering event took place on September 30, 2008 and using the closing market price of the Company’s stock on that date ($8.36). For the purposes of this analysis we assumed all executives received 100% of their target bonus opportunity, however, actual payouts for FY 2008 resulted in the following payments: Mr. Lepofsky $0; Mr. Headley $215,000; Mr. Pippins $25,000; Mr. Michaud $150,000; and Mr. Grilk $50,000.

		Salary and	Vesting
		Other Cash	of Stock	Vesting of
		Payments	Options	Stock Awards	Total
Name	Event	($)	($)	($)	($)
Robert J. Lepofsky	Termination without Cause or for Good Reason	$1,582,664 (1)	$ — (3)		$1,582,664

	Change of Control with Termination	$3,547,797 (2)		$2,926,000 (4)	$6,473,797

Martin S. Headley	Termination without Cause or for Good Reason	$870,487 (5)			$870,487

		Salary and		Vesting
		Other Cash		of Stock	Vesting of
		Payments		Options	Stock Awards		Total
Name	Event	($)		($)	($)		($)
	Change of Control with Termination	$870,487	(5)		$351,120	(4)	$1,221,607

Michael W. Pippins	Termination without Cause or for Good Reason	$607,487	(5)	$ — (6)			$607,487

	Change of Control with Termination	$607,487	(5)		$418,000	(4)	$1,025,487

Steven A. Michaud	Termination without Cause or for Good Reason	$437,562	(5)	$ — (7)			$437,562

	Change of Control with Termination	$437,562	(5)		$407,550	(4)	$845,112

Thomas S. Grilk	Termination without Cause or for Good Reason	$528,371	(5)	$ — (8)			$528,371

	Change of Control with Termination	$528,371	(5)		$294,690	(4)	$823,061
          Mr. Woodbury is not included in the table because he was not an employee of the Company on September 30, 2008. Mr. Woodbury resigned effective December 31, 2007 and received one year’s salary in salary continuation and was eligible for health insurance benefits for the same period.

(1)	Under the terms of Mr. Lepofsky’s Employment Agreement, if his employment is terminated by the Company without cause or if Mr. Lepofsky resigns for good reason, the Company shall pay him the unpaid portion of his then current base salary earned through the termination date and a pro-rata portion of his annual incentive bonus for the completed portion of the current annual pay period. For the purposes of this analysis we assumed Mr. Lepofsky received 100% of his target bonus opportunity, however, actual payout for FY 2008 resulted in a $0 bonus for Mr. Lepofsky. Additional benefits include post-retirement medical benefits with an actuarial present value of $239,064; an office assistant benefit valued at $93,600; and a charitable matching contribution benefit for a six year period, valued at $600,000.

(2)	In the event of a termination within one year following a change-in-control (as defined in the restricted stock agreements), Mr. Lepofsky would receive the payments and benefits described in footnote 1 above and immediately vest in any non-vested stock awards. In addition, the Company would pay excise taxes plus a gross-up amount for the excise tax liability valued at $1,965,133 related to these benefits as well as taxes associated with the immediate vesting of his non-vested stock awards.

(3)	Mr. Lepofsky had a total of 10,000 vested options which were “out-of-the-money” with an exercise price greater than $8.36 as of September 30, 2008.

(4)	Under the terms of each executive officer’s restricted stock agreement, in the event of a change-in-control, followed by a termination without cause within one year, all unvested restricted stock awards would immediately vest.

(5)	Under the terms of each executive officer’s employment agreement, if the executive is terminated by the Company without cause, or if they resign for good reason, the Company shall pay an amount equal to the unpaid portion of the executive’s current base salary earned through the termination date; an amount equal to the prorata incentive bonus for the completed portion of the current annual pay period; and one year’s current base salary, paid in bi-weekly payments as severance in salary continuation. During the salary continuation period, the Company will continue to pay the employer portion of the cost of the medical plans in which the executive was a participant as of the termination date. If the executive has not found a full time comparable executive position with another employer during the initial salary continuation period, the Company will extend the bi-weekly payment plan on a month to month basis until the earlier to occur of (A) one additional year (26 additional bi-weekly payments) or (B) the date executive secures full-time employment. For the purposes of this analysis we assumed all executives received 100% of their target bonus opportunity, however, actual payouts for FY 2008 resulted in the following payments: Mr. Headley $215,000; Mr. Pippins $25,000; Mr. Michaud $150,000; and Mr. Grilk $50,000.

(6)	Mr. Pippins had a total of 86,885 vested options which were “out-of-the-money” with an exercise price greater than $8.36 as of September 30, 2008.

(7)	Mr. Michaud had a total of 31,850 vested options which were “out-of-the-money” with an exercise price greater than $8.36 as of September 30, 2008.

(8)	Mr. Grilk had a total of 62,031 vested options which were “out-of-the-money” with an exercise price greater than $8.36 as of September 30, 2008.
EQUITY COMPENSATION PLAN INFORMATION
    The table below sets forth certain information as of September 30, 2008 regarding the shares of our Common Stock available for grant or granted under stock option plans that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

	Number of
	Securities to		Number of
	be Issued	Weighted-Average Exercise	Securities Remaining
	Upon Exercise	Price of	Available for
	of Outstanding	Outstanding Options,	Future Issuance Under
	Options, Warrants	Warrants and	Equity Compensation
Plan Category	and Rights	Rights	Plans(2)
Equity compensation plans approved by security holders(1)	1,306,974	$17.88	6,417,562 (3)
Equity compensation plans not approved by security holders	509,051	$25.16	291,032

Total	1,816,025	$19.92	6,708,594

(1)	Includes an aggregate of 115,602 options at a weighted average exercise price of $16.27 assumed by the Company in connection with past acquisitions and business combinations.

(2)	Excludes securities reflected in the first column of the table.

(3)	Excludes 1,011,741 shares that may be issued under our Employee Stock Purchase Plan.
    1998 Employee Equity Incentive Plan.  The purpose of the 1998 Employee Equity Incentive Plan (the “1998 Plan”), adopted by our Board of Directors in April 1998, is to attract and retain employees and provide an incentive for them to assist us to achieve long-range performance goals and to enable them to participate in our long-term growth. All employees (other than its officers and directors), contractors, consultants, service providers or others who are in a position to contribute to our long-term success and growth are eligible to participate in the 1998 Plan. A total of 4,825,000 shares of Common Stock were reserved for issuance under the 1998 Plan. On February 26, 2003 the Board of Directors voted to cancel and not return to the reserve any 1998 Plan forfeited options. From February 26, 2003 through September 30, 2008, a total of 2,705,969 options were forfeited due to employee terminations. Of the shares reserved for issuance under the 1998 Plan, options for 509,051 shares had been granted and were outstanding and 291,032 shares remained available for grant at September 30, 2008.

RELATED PARTY TRANSACTIONS
    Under existing SEC rules, some transactions, commonly referred to as “related party transactions,” are required to be disclosed to stockholders. Examples of related party transactions include transactions between us and:
•	an executive officer, director or director nominee;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock;

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.
    Under the Nasdaq Stock Market rules we are required to conduct an appropriate review of any such transaction and either the Audit Committee or the independent directors are required to approve the transaction. All related party transactions must also be disclosed in our applicable filings with the Securities and Exchange Commission as required under SEC rules. Our Audit Committee Charter also requires that members of the Audit Committee approve all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. In addition, the Conflicts of Interest provisions of our Standards of Conduct covers, among other things, all transactions involving our relationships with service providers and suppliers. It requires the disclosure of any relationship that could be seen to affect the application of independent and sound judgment in the choice of suppliers. In the case of employees this calls for disclosure of any to management. Members of our board of directors would normally make this disclosure to the chairman of the board. We entered into no related party transactions during fiscal 2008.
AUDIT COMMITTEE REPORT
To The Stockholders:
          Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
          Management has represented to the Audit Committee that our consolidated financial statements for the fiscal year ended September 30, 2008 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and separately with the independent auditors. It is the Audit Committee that engaged our independent auditors for the year ended September 30, 2008, and the Audit Committee determines annually who shall act as our independent auditors. For the year ended September 30, 2008, the Audit Committee sought and obtained from our stockholders the ratification of their choice of independent auditors. The Audit Committee is seeking similar ratification of their choice of independent auditors for the fiscal year that will end September 30, 2009.
          The Audit Committee, in accordance with its charter and recurring meeting agenda, reviewed with the independent auditors the accounting policies and practices critical to our financial statements, the alternative treatments within general accepted accounting principles for policies and practices related to material items that have been discussed with management, the ramifications of each alternative, and the independent auditors’ preferred treatment. The Audit Committee also reviewed the material written communications between management and the independent auditors. The Audit Committee reviewed management’s assessment of the effectiveness of our internal control over financial reporting and also met with the independent auditors, with and without management present, to discuss the independent auditors’ evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also regularly reviews whether there have been communications to our telephone and electronic hotlines and reviews and monitors the responses to any such communications. All call reports from the independent company that staffs and operates these hotlines are directed in the first instance to, among others, the Chairman of the Audit Committee, except where local law requires otherwise, as in France and Great Britain. The Audit Committee further reviews whether there have been any changes to our Standards of Conduct and whether any waivers to those standards have been granted. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented. The Audit Committee has also discussed the results of the internal audit examinations.
          Our independent auditors provided the Audit Committee with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) which requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also reviewed with the independent auditors the relevant SEC rules with respect to independence of auditors.
          Based on its review, the Audit Committee has recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended September 30, 2008, management’s report on its assessment on the effectiveness of internal  control over financial reporting as of September 30, 2008, and the independent auditors’ reports be included in our annual report on Form 10-K for the fiscal year ended September 30, 2008. Further, the Audit Committee has determined to engage PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending September 30, 2009.
          Respectfully submitted,
Audit Committee:
John K. McGillicuddy, Chairman
Alfred Woollacott, III
Mark S. Wrighton
INDEPENDENT AUDITOR FEES AND OTHER MATTERS
          Audit Fees.  PricewaterhouseCoopers LLP billed us an aggregate of $1,757,898 and $1,856,272  in fees and expenses for professional services rendered in connection with the audit of our financial statements for the fiscal years ended September 30, 2008 and 2007, respectively, for the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during those years, and for services provided in connection with statutory and regulatory filings or engagements in those years.
          Audit Related Fees. PricewaterhouseCoopers LLP did not bill us for professional services for assurance and related services reasonably related to the performance of an audit or review in the fiscal years ended September 30, 2008 and 2007.
          Tax Fees. PricewaterhouseCoopers LLP billed us an aggregate of $512,584 and $889,260 in the fiscal years ended September 30, 2008 and 2007, respectively, for tax compliance, tax advice and tax planning. For fiscal year 2008, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $192,584; Expatriate Tax Services $290,000; and Tax Consulting $30,000. For fiscal year 2007, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $342,580; Expatriate Tax Services $222,680; and Tax Consulting $324,000.

          All Other Fees. PricewaterhouseCoopers LLP billed us an aggregate of $2,400 for certain web-based accounting research tools during the fiscal year ended September 30, 2008. PricewaterhouseCoopers LLP did not bill us for any other professional services in the fiscal years ended September 30, 2007.
          In each case in which approval was sought for the provision of non-audit services, the Audit Committee or the Chairman of the Audit Committee acting under a delegation of authority from the Committee considered whether the independent auditors’ provision of such services to us was compatible with maintaining the auditors’ independence and determined that it was compatible. The Audit Committee is responsible for pre-approval of the performance of all audit and non-audit services by the independent auditors. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve the provision of audit-related or non-audit related services by our independent auditors. Any approvals granted pursuant to that delegation of authority are subsequently reported to the full Audit Committee. In each case in which approval was sought for the provision of non-audit services during the fiscal year ended September 30, 2008, the Audit Committee, or the Chairman acting on the Committee’s behalf, considered a written listing of such services, conducted a discussion with management as to whether the independent auditors’ provision of such services to us would be compatible with maintaining the auditors’ independence, and determined that they were compatible and were therefore permitted services.
          All of the above services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee or the Chairman of the Committee acting under a delegation of authority from the Committee. All of the work performed by PricewaterhouseCoopers LLP was performed by full-time, permanent employees of the firm. The Audit Committee has determined that the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with PricewaterhouseCoopers LLP’s maintenance of its independence as our independent auditor.
PROPOSAL NO. 2:
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The firm of PricewaterhouseCoopers LLP, independent accountants, has conducted an independent audit of our books and accounts since 1989 and has audited our financial statements for the years ending September 30, 2008, 2007 and 2006. The audit committee has appointed them to serve as our auditors for the fiscal year ending September 30, 2009. Detailed disclosure of the audit and non-audit fees we paid to PricewaterhouseCoopers LLP in fiscal 2008 and 2007 may be found elsewhere in this proxy statement. Based on these disclosures and information in the audit committee report contained in this proxy statement, our audit committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, shareholder ratification of its auditors for fiscal year 2009. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests. A representative of our independent accountants is expected to be present at the meeting and will be available to respond to appropriate questions. We do not expect the representative to make a statement apart from responding to inquiries.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL NO. 2.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.
          Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year ended September 30, 2008, we believe that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during our fiscal year ended September 30, 2008, with the exception of a Form 4 filing by Mr. Pippins relating to the sale of 1,360 shares which was due on August 28, 2008 but which was ultimately made on November 18, 2008 and a Form 4 filing by Professor Palepu relating to the sale of 2,285 shares which was due on November 19, 2007 but which was ultimately made on December 20, 2007.
Standards of Conduct
          Pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market rules, we have adopted Standards of Conduct that apply to all officers, directors and employees, covering a wide range of matters and a Code of Ethics specifically for senior financial officers related to the protection of the integrity of our financial records and reports. Copies of both are publicly available on our website at www.brooks.com. If we make any substantive amendment to the Standards of Conduct or Code of Ethics or grants any waiver, including any implicit waiver, from a provision of either code to the persons covered by each, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on the above-named website or in a report on Form 8-K.
Stockholder Proposals and Recommendations For Director
          Proposals which stockholders intend to present at our 2010 annual meeting of stockholders and wish to have included in our proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Company no later than September 9, 2009. If a proponent fails to notify us by November 23, 2009 of a non-Rule 14a-8 stockholder proposal which it intends to submit at our 2010 annual meeting of stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the person named in each proxy to vote with respect to such matter.
          Stockholders may make recommendations to the Nominating and Governance Committee of candidates for its consideration as nominees for director at our 2010 annual meeting of stockholder by submitting the name and qualifications of such person to the Nominating and Governance Committee, c/o Board of Directors, Brooks Automation, Inc. at our principal executive offices, 15 Elizabeth Drive, Chelmsford, MA 01824. Such recommendations should be submitted as early as possible, but in any event not later than November 13, 2009. Any persons recommended should at a minimum meet the criteria and qualifications referred to in the Nominating and Governance Committee’s charter. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of our Common Stock for at least one year.
Householding of Proxy Materials
          SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us or your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can also request prompt delivery of a copy of this proxy statement. All such requests should be made in writing to our Investor Relations department at the following address: Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, MA 01824 or by telephone at the following number: (978) 262-4400.
Material Not Incorporated by Reference
          To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of the proxy statement entitled “Audit Committee Report,” and “Human Resources and Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.
Annual Report on Form 10-K
          Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 as filed with the SEC are being mailed to our stockholders of record with this proxy statement and are available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.
          IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

BROOKS AUTOMATION, INC.
ATTN: INVESTOR RELATIONS
15 ELIZABETH DRIVE
CHELMSFORD, MA 01824
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

FOLD ALONG THE PERFORATION, DETACH AND RETURN
THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
BROOK1                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BROOKS AUTOMATION, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.	☐	☐	☐
Vote on Directors

1.	Election of Directors Nominees:
	01) A. Clinton Allen	06) C.S. Park
	02) Robert J. Lepofsky	07) Kirk P. Pond
	03) Joseph R. Martin	08) Alfred Woollacott, III
	04) John K. McGillicuddy	09) Mark S. Wrighton
05) Krishna G. Palepu

Vote on Proposal		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2009 fiscal year.	☐	☐	☐

3.	To transact any other matters which may properly come before the Annual Meeting or any adjourned session thereof.
Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign
Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The 2009 Annual Meeting of Stockholders of Brooks Automation, Inc. will be held on February 11, 2009 at 10:00 a.m., local time, at the Taj Boston Hotel, 15 Arlington Street, Boston, Massachusetts, for the matters stated on the reverse side.
The Board of Directors has fixed December 15, 2008 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.
All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting and to authorize your proxy, however, you are urged to complete, date, sign and return the enclosed Proxy Card (a postage-paid envelope is enclosed for that purpose) as promptly as possible.
Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.
By Order of the Board of Directors
Thomas S. Grilk
Senior Vice President, General Counsel and Secretary
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

BROOK2

Proxy - BROOKS AUTOMATION, INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 11, 2009
Robert J. Lepofsky and Thomas S. Grilk, or either of them, each with the power of substitution, are hereby appointed attorneys and proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Brooks Automation Inc. to be held on February 11, 2009 or at any postponement or adjournment thereof. All previous proxies granted by the undersigned with respect to such meeting are hereby revoked.
SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO ANY OTHER MATTERS THAT COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BROOKS BOARD OF DIRECTORS.
YOU ARE URGED TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING THE SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.
YOUR VOTE IS IMPORTANT
(Items to be voted appear on reverse side.)